As filed with the Securities and Exchange Commission on October 9, 2008

Registration No. 333-133020

Registration No. 333-110087

Registration No. 333-48715

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-133020

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-110087

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-48715

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Wm. Wrigley Jr. Company

(Exact name of registrant as specified in its charter)

Delaware	36-1988190
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

410 North Michigan Avenue

Chicago, Illinois 60611

(Address Of Principal Executive Offices)

Wm. Wrigley Jr. Company 2007 Management Incentive Plan

Amended Wm. Wrigley Jr. Company 1997 Management Incentive Plan

Wm. Wrigley Jr. Company 1997 Management Incentive Plan

(Full title of the plan)

Howard Malovany, Esq.

Senior Vice President, Secretary and General Counsel

Wm. Wrigley Jr. Company

410 North Michigan Avenue

Chicago, Illinois 60611

(312) 644-2121

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed on Form S-8 (collectively, the “Registration Statements”):

1.	Registration Statement 333-133020 registering 16,000,000 shares of Common Stock, no par value per share (the “Common Stock”) of Wm. Wrigley Jr. Company (the “Company”) for the Wm. Wrigley Jr. Company 2007 Management Incentive Plan.

2.	Registration Statement 333-110087 registering 10,000,000 shares of Common Stock for the Amended Wm. Wrigley Jr. Company 1997 Management Incentive Plan.

3.	Registration Statement 333-48715 registering 5,000,000 shares of Common Stock for the Wm. Wrigley Jr. Company 1997 Management Incentive Plan.

Pursuant to an Agreement and Plan of Merger, dated as of April 28, 2008 (the “Agreement”), among the Company, Mars, Incorporated, New Uno Holdings Corporation (“Holdings”) and New Uno Acquisition Corporation (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as a subsidiary of Holdings. Pursuant to the terms of the Agreement, each share of Common Stock (other than (i) any shares held in the treasury of the Company or owned by Holdings, Merger Sub or any wholly-owned subsidiary of the Company immediately prior to the effective time of the merger and (ii) any shares held by stockholders who had properly demanded and perfected their appraisal rights in accordance with Delaware law) was converted into the right to receive $80.00 in cash, without interest and less any applicable withholding tax.

As a result of the merger, the Company has terminated the offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, state of Illinois, on this 9th day of October, 2008.

Wm. Wrigley Jr. Company

By:	/s/ Howard Malovany
Name: Howard Malovany Title: Senior Vice President, Secretary and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 9, 2008.

Signature	Title	Date

/s/ William Wrigley Jr. William Wrigley Jr.	Executive Chairman (Principal Executive Officer)	October 9, 2008

/s/ William D. Perez William D. Perez	President and Chief Executive Officer (Principal Executive Officer)	October 9, 2008

/s/ Reuben Gamoran Reuben Gamoran	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 9, 2008

/s/ Shaun Mara Shaun Mara	Vice President and Controller (Principal Accounting Officer)	October 9, 2008

/s/ Stuart Guthrie-Brown Stuart Guthrie-Brown	Director	October 9, 2008

/s/ Valerie Mars Valerie Mars	Director	October 9, 2008